                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 12)*


                             Microsemi Corporation
                          ---------------------------
                                (Name of Issuer)

                    Common Stock, par value $.20 per share
                ----------------------------------------------
                         (Title of Class of Securities)

                                    940 570
                              -------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages
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------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Philip Frey, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   948,228 (includes 49,375 shares issuable upon
     NUMBER OF            conversion of convertible securities or option
                          exercises within 60 days)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   948,228 (includes 49,375 shares issuable upon
    REPORTING             conversion of convertible securities or option
                          exercises within 60 days)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9. 948,228 (includes 49,375 shares issuable upon conversion of convertible securities or option exercises within 60 days)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 4 Pages
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Item 1

     (a) Name of Issuer:

         MICROSEMI CORPORATION

     (b) Address of Issuer's Principal Executive Offices:

         2830 South Fairview Street
         Santa Ana, CA 92704

         Mailing address:

         P.O. Box 26890
         Santa Ana, CA 92799-6890

Item 2

     (a) Name of Person Filing:

         Philip Frey, Jr.

     (b) Address of Principal Business Office or, if none, Residence

         2830 South Fairview Street
         Santa Ana, CA 92704

     (c) Citizenship:

         United States

     (d) Title of Class of Securities:
         (i) Common Stock, $.20 par value

     (e) CUSIP Number
         (i) 940-570

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

     (a) [_]  Broker or Dealer registered under Section 15 of the Act

     (b) [_]  Bank as defined in Section 3(a)(6) of the Act

     (c) [_]  Insurance Company as defined in section 3(a)(9) of the Act

     (d) [_] Investment Company registered under section 8 of the Investment Company Act

     (e) [_] Investment Adviser registered under section 203 of the Investment Advisers act of 1940

     (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
              1974 or Endowment Company Fund: see Section 240.13d-1(b)(1)(ii)(F)

     (g) [_]  Parent Holding Company, in accordance with Section
              240.13d-1(b)(1)(ii)(G); (Note: See Item 7)

     (h) [_]  Group, in accordance with Section 240.13d-1(d) (1) (ii) (H)

                               Page 3 of 4 Pages
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Item 4. Ownership.

     (a)  Amount beneficially owned:
          948,228

     (b)  Percent of class:
          6.8%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote or to direct the vote:
                948,228

          (ii)  shared power to vote or to direct the vote:
                0

          (iii) sole power to dispose or to direct the disposition of:
                948,228

          (iv)  shared power to dispose or to direct the disposition of:
                0

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable

Item 10. Certification

         Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       January 26, 2001
                                              ----------------------------------
                                                            Date

                                                    /s/ Philip Frey, Jr.
                                              ----------------------------------
                                                          Signature

                                                Philip Frey, Jr., Individually
                                              ----------------------------------
                                                          Name/Title

                               Page 4 of 4 Pages